Exhibit 99.1

Presidio Property Trust Provides Update on Model Home Activity in Q2 2025

San Diego, CA – July 9, 2025 – (NASDAQ: SQFT; SQFTP; SQFTW) Presidio Property Trust, Inc. (“Presidio” or the “Company”), an internally managed, diversified real estate investment trust (“REIT”) announced that in the second quarter of 2025, through subsidiary and affiliate entities, have sold seven homes for a total of approximately $3.5 million. These homes were purchased between 2020 and 2023 with a total acquisition price of approximately $3.2 million. Additionally, we acquired 10 homes totaling approximately $5.2 million, located in Texas, Alabama and Tennessee. Model homes account for approximately 34% of our net real estate assets and approximately 24% of our rental revenue. We wholly own 68 of the 87 model homes in our portfolio as of June 30, 2025.

“In the first half of the year, our team has done an outstanding job of identifying and executing on acquisition opportunities in Sun Belt states, which expand our geographical footprint and give us more diversification. This significant strategic accomplishment with a nationally recognized builder is a key step in our managed growth plan,” said Steve Hightower, President of the Model Homes Division.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT with holdings in model home properties which are triple-net leased to homebuilders, office, industrial, and retail properties. Presidio’s model homes are leased to homebuilders located primarily in the sun belt states. Presidio’s office, industrial, and retail properties are located primarily in Colorado, with properties also located in Maryland, North Dakota, Texas, and Southern California. For more information on Presidio, please visit Presidio’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and other federal securities laws. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements also include statements relating to the closing of the business combination with Conduit within a certain timeframe or at all. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Except as required by law, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s documents filed with the SEC, copies of which are available on the SEC’s website, www.sec.gov.

Investor Relations Contact:

Presidio Property Trust, Inc.

Lowell Hartkorn, Investor Relations

LHartkorn@presidiopt.com

Telephone: (760) 471-8536 x1244